Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Zeta Global Holdings Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.001 per share (“Class A common stock”)	Rule 456(b) and 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Equity	Preferred stock, par value $0.001 per share (“preferred stock”)	Rule 456(b) and 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Debt	Debt Securities	Rule 456(b) and 457(r)	(1)	(1)	(1)	(3)	(3)
	Other	Depository Shares	Rule 456(b) and 457(r)	(1)	(1)	(1)	(3)	(3)
	Other	Warrants (4)	Rule 456(b) and 457(r)	(1)	(1)	(1)	(3)	(3)
	Other	Purchase Contracts	Rule 456(b) and 457(r)	(1)	(1)	(1)	(3)	(3)
	Other	Units (5)	Rule 456(b) and 457(r)	(1)	(1)	(1)	(3)	(3)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Secondary Offering: Class A common stock	Rule 456(b) and 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
		Total Offering Amounts				—		—
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						—

(1)
An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Class A common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into Class A common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.

(2)	Includes rights to acquire Class A common stock or preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.
(4)	Warrants covered by this registration statement cover shares of Class A common stock, shares of preferred stock and/or debt securities in one or more series.
(5)
Each unit may be issued under one or more unit agreements and will represent an interest in one or more securities registered hereby, including shares of Class A common stock, shares of preferred stock, debt securities or warrants.